Exhibit 99.1

DCP Midstream Announces Pricing of 7.95% Series C Preferred Units

DENVER—(BUSINESS WIRE) — October 2, 2018 — DCP Midstream, LP (NYSE: DCP) (“DCP”) announced today that it has priced an underwritten public offering of 4,000,000 of its 7.95% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (the “Series C Preferred Units”) at a price of $25.00 per unit. DCP also granted the underwriters a 30-day option to purchase up to 600,000 additional Series C Preferred Units. Distributions on the Series C Preferred Units will be payable quarterly in arrears and are cumulative from and including the original issue date to, but not including, October 15, 2023 at a fixed rate equal to 7.95% per annum of the stated liquidation preference of $25.00 per unit. On and after October 15, 2023, distributions on the Series C Preferred Units will accumulate for each distribution period at a percentage of the liquidation preference equal to the three-month LIBOR plus a spread of 4.882%. The offering is expected to close on October 4, 2018, subject to the satisfaction of customary closing conditions.

DCP expects to receive net proceeds from the offering of approximately $96.1 million after deducting underwriting discounts and estimated offering expenses (excluding any proceeds from the exercise of the over-allotment option), and intends to use the net proceeds, including the proceeds from any exercise of the over-allotment option, for general partnership purposes, including the funding of capital expenditures and the repayment of outstanding indebtedness under its revolving credit facility.

RBC Capital Markets, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as joint book-running managers for the offering. When available, a copy of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained free of charge on the Securities and Exchange Commission’s website at www.sec.gov or from any of the underwriters by contacting:

RBC Capital Markets, LLC

Attn: DCM Transaction Management

200 Vesey Street

New York, New York 10281

Telephone: (866) 375-6829

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

200 North College Street

NC1-004-03-43

Charlotte, NC 28255-0001

Attention: Prospectus Department

Telephone: 1-800-294-1322

Email: dg.prospectus_requests@baml.com

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Attention: Investment Grade Syndicate Desk, 3rd Floor

Telephone: 212-834-4533

Wells Fargo Securities, LLC

608 2nd Avenue South, Suite 1000

Minneapolis, Minnesota 55402

Attention: WFS Customer Service

Telephone: 800-645-3751

The Series C Preferred Units are being offered and will be sold pursuant to an effective shelf registration statement on Form S-3 that was previously filed with the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This offering of Series C Preferred Units is being made only by means of a base prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

DCP Midstream, LP (NYSE: DCP) is a midstream master limited partnership headquartered in Denver, Colorado, with a diversified portfolio of gathering and processing assets in addition to logistics and marketing assets. DCP is one of the largest natural gas liquids producers and marketers and one of the largest natural gas processors in the U.S. The owner of DCP’s general partner is a joint venture between Enbridge and Phillips 66.

This press release may include forward-looking statements as defined under the federal securities laws regarding DCP Midstream, LP, including statements regarding the intended use of offering proceeds, closing date and other aspects of the Series C Preferred Unit offering. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond DCP’s control, including market conditions, customary offering closing conditions and other factors described in the prospectus and accompanying prospectus supplement for the offering. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, DCP’s actual results may vary materially from what management anticipated, estimated, projected or expected.

Investors are encouraged to closely consider the disclosures and risk factors contained in DCP’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission and in the prospectus and related prospectus supplement for the Series C Preferred Units. The statements herein speak only as of the date of this press release. DCP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities laws.

DCP Investor Relations

Irene Lofland

(303) 605-1822

Source: DCP Midstream, LP